ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

	Filed in the office of	Document Number
	/s/ Ross Miller	20090589228-05
	Ross Miller	Filing Date and Time
	Secretary of State	07/31/2009 11:50 AM
Certificate of Amendment	State of Nevada	Entity Number
(PURSUANT TO NRS 78.385 AND 78.390)		C24184-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Tiger Renewable Energy Ltd.

2. The articles have been amended as follows (provide article numbers, if available):

Article one shall be amended as follows:
1. The name of the corporation is: Cono Italiano, Inc.

Article three shall be amended as follows:
3. Shares (number of shares corporation authorized to issue)
Number of shares with par value 100,000,000 Par value: $.001
Number of shares without par value: 0
Effective on August 10, 2009, every sixty (60) outstanding shares of common stock shall without further action by the corporation or the holder thereof be combined into and automatically become one (1) share of common stock. No fractional shares shall be issued in connection with the foregoing reverse stock split; all shares of common stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 14,553,377 / 29,106,752

4. Effective date of filing (optional):                                         8/10/09
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	X /s/ Mitchell H Brown

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07